Exhibit 99.1

Investor call – Rick Nota’s and Ralph Caulo’s prepared statement

Good morning, everyone.

I would like to introduce Ralph Caulo, WRC Media’s interim Chief Executive Officer, who will address conditions in our market and for WRC Media in particular.

As most of you know, and as we discussed in our February 8-K filing WRC’s then-CEO, Marty Kenney, and two other employees received “Wells” notices from the staff of the SEC informing them that the staff intends to recommend that the SEC commence legal actions against such employees alleging violations of federal securities laws. The Company has not received a “Wells” notice and does not expect to receive such a notice nor to become the subject of an SEC enforcement action. After receiving the “Wells” notice, Marty Kenney requested and was granted paid leave from his position as Chief Executive Officer and he resigned from the Company's Board. Ralph Caulo has agreed to serve as interim Chief Executive Officer.

Mr. Caulo has been the Vice-Chairman and a Director on the Company’s Board of Directors since 1999. As most of you know, Mr. Caulo has extensive industry experience in educational publishing. Mr. Caulo was previously CEO of Harcourt, Brace and Jovanovich and Executive Vice President of Simon & Schuster and President of its Educational Publishing Group from 1991 to 1998. In this position, Mr. Caulo oversaw one of the world's largest educational publishers.

I will now turn it over to Mr. Caulo for his comments and thoughts on the overall market and in particular WRC.

Good morning, I have a few prepared statements that I think will be helpful as we review the financial results for the fourth quarter and year ended December 31, 2004. Also in attendance with Rick and me today is Bob Yingling, WRC’s CFO.

Before getting into the specifics of our financial results, I would like to spend a moment commenting on the market environment.

Market Environment – K-12 Industry Fundamentals are improving

Beginning in the latter part of the third quarter coinciding with the 2004-05 school year, we saw signs of a moderately improving K-12 funding market. We saw growth in funding in certain segments– the testing and assessment segment as well as the special education segment, which is benefiting from growth in IDEA funding earmarked under NCLB. However, in other segments such as in the digital curriculum and library markets, funding remained tight.

We attribute the early signs of a recovery to:

•	The state budget situation improving due to increased tax receipts

•	School districts gaining a better understanding of the requirements for funding under ESEA and

•	Federal government holding the line on the “No Child Left Behind Act” with minor exceptions

Similar to the second half of the 1990’s, when a period of modest revenue growth was followed by a “catch-up” period, the industry is expecting to see accelerated revenue growth. We think that after three years of lackluster growth, the K-12 educational publishing market growth will likely accelerate over the next four years. The convergence of several factors should drive accelerating growth:

•	An active adoption (replacement) cycle,

•	Improved educational funding (at the state and federal level),

•	More accountability and

•	Modest enrollment growth which will create a strengthening industry backdrop.

Our positive outlook of the prospects for the K-12 educational publishing industry is based on the following observations.

The funding environment for K-12 education, and in particular for instructional materials, is improving. The financial pressures on local school districts, which in some cases caused deferrals of purchases over the past several years, began to ease in 2004. Over $60 million in unspent federal funding was returned last year due to uncertainty. Although we are not suggesting that funding pressures have been eliminated, improved economic conditions have reduced the pressure on state budgets, translating into a reacceleration in spending on instructional materials. Equally important, federal government is holding the line on NCLB requirements forcing the funds to be spent on areas of high need – assessment, remediation/intervention, tutoring, professional development, etc.

Political, demographic, and legal pressures in a number of key states have also apparently motivated legislators to increase funding for instructional materials. Equally important, political and legal pressure to assure educational adequacy for all students (particularly non-English speakers and students in need of remediation) has put added pressure on districts to upgrade their instructional materials offerings.

Fourth Quarter Financial Overview

In the fourth quarter, WRC Media’s consolidated net revenue increased $3.7 million, or approximately 7%, to $59.8 million led by AGS Publishing.

AGS Publishing continued its exceptional performance in 2004 by posting an increase in fourth quarter revenues of $4.8 million or approximately 45% to $15.6 million. AGS assessment revenue increased by $4.2 million or 71% in the fourth quarter driven by sales of its 2004 new product releases. AGS curriculum revenue increased $600 thousand or 12% in the fourth quarter driven by 2004 new releases and revisions to textbooks.

At Weekly Reader, revenue in the fourth quarter was essentially constant at $18.0 million primarily due to a planned issue shift in elementary periodicals from the fourth quarter of 2004 to the first quarter of 2005 which offset revenue gains in all other product lines. The issue shift was made to better balance the number of issues between the fall and spring seasons. While this was a non-cash event, it resulted in shifting revenues from 2004 to 2005.

At CompassLearning/ChildU, revenue in the fourth quarter decreased $300 thousand, or 2.5% to $12.5 million. The decrease was primarily attributable to a decrease in software revenues of $500 thousand, or 7.1%, attributable to a decline in sales of the Compass Classic LAN/WAN product. While sales of the Web based Odyssey exceeded prior year, sales of the older Classic version have declined quicker than expected due to Odyssey’s increased functionality. The pipeline for CompassLearning’s software products remains strong but the tight funding environment has lengthened the sales cycle especially for large deals. In the fourth quarter, Compass’ results were bolstered by a $1.3 million sale to the New Orleans, LA and $800 thousand sale to San Benito, TX school districts.

At World Almanac Education Group, fourth quarter revenue decreased $800 thousand or 5.8% primarily due to lower revenues from softness in our library business units partially offset by higher sales of World Almanac books. The revenue decline at World Almanac Education, our library distribution company was primarily attributable to lower catalog sales; and at Gareth Stevens revenue was lower primarily due to lower sales from its telemarketing program offset by greater volume from its wholesale customers.

WRC Media’s income from operations in the fourth quarter decreased approximately $34.8 million, to an operating loss of $28.6 million from operating income of $6.3 million in the fourth quarter of 2003 due primarily to a non-cash charge of $37.4 million attributable to an impairment of goodwill and indefinite lived intangibles at World Almanac Education Group. Without this charge, operating income would have increased $2.5 million or 40%. The increase in operating income was primarily the result of the higher revenues noted above.

2004 Full Year Financial Overview

For the full year of 2004, WRC Media’s consolidated net revenue increased $6.8 million, or approximately 3.3%, to $209.5 million. This increase was attributable to a $14.2 million increase in sales at AGS partially offset by declines at the other units.

AGS’ performance reflects the investments made in recent years as sales increased to $70.8 million from $56.6 million in 2003. AGS assessment revenue increased by $11.0 million or 40.0% driven by sales of its 2004 new product releases. AGS curriculum revenue increased $3.2 million or 11.1% driven by an 18.2% increase in textbook sales partially offset by a decline in sales of test prep and backlist products. The growth in textbook sales was driven by new releases in 2004 and full year sales of 2003 releases.

At Weekly Reader, revenue for 2004 declined $600 thousand, or 1.3% to $45.7 million due to lower periodical circulation in the first half and the impact of the fourth quarter issue shift to the first quarter of 2005 combined with slightly lower shipments in the Consumer and Customer Publishing and licensing groups’. These declines were offset by an increase in supplementary products from Election workbooks sales.

At CompassLearning, revenue for 2004 declined $3.0 million, or 5.9%, to $47.6 million. The decrease was primarily attributable to a decrease in software revenues of $3.9 million, or 13.7%, attributable to a decline in sales of the Compass Classic product. In 2004, sales of the Web based Odyssey product accounted for 72% of software sales, whereas in 2003 Odyssey sales were only 23% of software sales. Web based Odyssey sales have significantly exceeded prior year, increasing 126% but this gain was offset by sales of the older Classic version which have declined quicker than expected due to shifting market demand away from LAN/WAN platform to the web-based platform. The pipeline for CompassLearning’s software products is strong but the tight funding environment has lengthened the sales cycle especially for large deals. In fact, over $1.5M in deals, which were forecasted to close in December 2004, shifted into Q1 of 2005.

At World Almanac Education Group, revenue for 2004 declined $3.8 million or 7.8% due to lower revenues from softness at our library business units. The revenue decline at World Almanac Education, our library distribution company was primarily attributable to lower catalog sales; and at Gareth Stevens, revenue was lower primarily due to lower sales from its telemarketing program partially offset by higher revenue from our wholesale customers.

WRC Media’s income from operations in 2004 decreased approximately $42.3 million, to an operating loss of $15.9 million from operating income of $26.4 million 2003 due primarily to the non-cash impairment charge of $37.4 million previously discussed. Without this charge, operating income would have decreased $4.9 million or 18%. The decrease in operating income was primarily the result of higher sales and marketing costs at AGS and Weekly Reader and higher G&A costs which offset the increase in revenues noted above. The higher G&A costs were primarily driven by higher professional fees including legal, audit and consulting fees of $3.8 million related to the previously disclosed SEC inquiry and the re-audit of our 2001 financial statements. Non-cash restructuring costs increased $500 thousand as a result of a change in sub lease income assumptions underlying vacated space in our San Diego office.

We were in compliance with our financial covenant under our Senior Credit Facilities for the year ended December 31, 2004. The Company’s senior leverage ratio was 3.27 to 1.0. The covenant under the First Lien Facility required a Senior Leverage Ratio not to exceed 4.00 to 1.00 and the covenant under the Second Lien Facility required the Senior Leverage Ratio not to exceed 4.25 to 1.00 for the year ended December 31, 2004.

WRC Media’s cash balance was $11.3 million and consolidated debt was $293.2 million at December 31, 2004. There were no outstanding advances under the Company’s $30.0 million revolving credit facility as of December 31, 2004 and capital investment (including capital expenditures, prepublication costs and capitalized software) for the year ended December 31, 2004 was $15.9 million.

Outlook

As I stated at the outset of today’s call, we are encouraged by the improving market conditions in the education marketplace and the market acceptance of our new product releases in 2004.

Going into 2005, three areas hold particular interest: testing and assessment, tutoring and individualized instruction, all of which are at the forefront of opportunity for companies like WRC. WRC is directly or indirectly pursuing opportunities in each of these areas. Three of our operating units participate in testing and assessment led by our AGS Publishing unit which posted 25% revenue growth in 2004. CompassLearning and Weekly Reader also participate in the testing and assessment segment. Under NCLB, there has been a shift in available supplemental education service dollars which presents an opportunity for tutoring companies and service providers to expand into this channel in a new and ongoing way within the school buying community.

CompassLearning Odyssey’s abilities to individualize instruction, integrate assessment with curriculum, provide near real-time data to educators and care givers, and strong professional development will indirectly help with this growth opportunity. The Odyssey solution is attractive for service providers including tutoring companies and learning centers. The Odyssey solution is one of only a few educational products in the marketplace that links assessment to curriculum for accelerated learning. Under NCLB, school districts have to comply with the Adequate Yearly Progress (AYP) requirements to avoid loss of federal funding and other sanctions. Odyssey’s assessment, differentiated instruction, data reporting, care giver/parent involvement, focused solutions for English Language Learners (ELL) are in high demand to help schools comply with the federal requirements. Sales of Odyssey which were $700 thousand in 2001 have grown to $25 million in 2004.

In 2005, AGS and CompassLearning will continue to capitalize on the growing assessment market and increased demand for curriculum materials and individualized instruction serving students who perform below the 50th percentile which has been bolstered under NCLB and IDEA legislation. According to the report Reading Next by the Carnegie Corporation of New York, a new focus on adolescent literacy is needed

•	8 million students between 4th and 12th grade do not read on-level

•	Schools continue to struggle to meet Adequate Yearly Progress (AYP) mandated by NCLB

•	Focus on improving reading skills for students in middle and high school plays to the strengths and focus of AGS curriculum materials and Compass’ individualized instruction approach.

The trend toward an Inclusion philosophy driving education today is going to increase student failure rates on NCLB tests because struggling students would not have been provided the kind of curriculum materials that they need to best help them learn.

•	This will eventually increase the number of students AGS and CompassLearning will be able to serve with its specialized curriculum materials and approach to individualized instruction.

Last, the formative testing market will be the fastest growing segment over the next several years.1

•	AGS is very well positioned to become a leader in the formative testing market where there is currently no clear leader

•	Market demand for formative assessments is becoming more organized and customer quality requirements are increasing and

•	All of the above factors will help AGS dramatically extend its reach into formative assessment and significantly increase its market share

At Weekly Reader, our investment in the school magazine business in 2004 resulted in an increase in circulation for the first time in five years. In 2005, our strategy is to sustain momentum in the school magazine business by smarter marketing, making additional product enhancements and launching new products. We plan to:

•	Expand mailing to a broader set of teachers

•	Apply list selection and targeting techniques to secondary that produced new business improvement in elementary and

•	Launch a Spanish-English edition of Weekly Reader for grades K to 2.

Our strategy is to also transform the Company from a predominately periodicals business to a branded direct marketer and publisher of educational products for teachers and through the schools, for parents. This brand extension strategy is rooted in and based on Weekly Reader’s trusted, established product brands and strong company brand which will allow it to support new product introductions into its established channels of distribution and new channels of distribution. Last week, we launched our entry into the school supply/teacher store channel with the release of a line of new supplemental products at the annual NSSEA trade show held in New Orleans. We are very optimistic that the trusted Weekly Reader brand will be accepted by school supply dealers as their primary customers are teachers who have come to know and trust the Weekly Reader brand for sound pedagogical educational products for over 100 years.

[1] Source: Eduventures.

At World Almanac Education Group: we’re focused on realizing top-line growth by launching 450 new titles at Gareth Stevens, improving the competitiveness of our library distribution company with the elimination of shipping and handling charges and realize new sales opportunities created by extension into new channels (Reading Is Fundamental) and use of independent sales reps in 32 states at Gareth Stevens extending its reach in the school library channel.

At Facts On File News Service, the unit will continue to expand sales and marketing efforts of its FactsForLearning product with Compass Elementary products and focus telemarketing staff on larger statewide deals.

Overall, WRC Media is focused on top line growth, while continuing to maintain cost containment initiatives implemented in prior years. Additional restructuring initiatives are being evaluated, including space reduction, increased offshore product development and infrastructure consolidation.

This concludes our prepared remarks. We will now open this up for questions, and provide any additional information you may need.